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                                                                       Exhibit 5
                           ARTHUR J. GALLAGHER & CO.

      JOHN C. ROSENGREN
VICE PRESIDENT AND GENERAL COUNSEL

July 30, 1999

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Arthur J. Gallagher & Co.
     Registration Statement on Form S-3

Gentlemen:

I am counsel for Arthur J. Gallagher & Co. (the "Company") in connection with the above referenced Registration Statement on Form S-3 (the "Registration Statement") relating to the registration for possible sale by the Company of 25,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock").

In this connection, I have examined the originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion.

Based upon such examination, I am of the opinion that the shares of Common Stock which may be sold by the Company, upon payment of the purchase price therefor, will be duly and legally authorized and issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under "Legal Opinion" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ JOHN C. ROSENGREN
John C. Rosengren
Vice President and General Counsel

      The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141
                  Direct Line 630/285-3457 . Fax 630/285-3483